Exhibit 99.3

BlackBox Semiconductor, Inc.
(A Development Stage Company)
CONSOLIDATED - BALANCE SHEETS

	March 31,	December 31,
	2011	2010
ASSETS	(Unaudited)

Current assets
Cash	$19,431	$1,000
Total current assets	19,431	1,000

Intangible assets, net	40,536	41,595

TOTAL ASSETS	$59,967	$42,595

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$389	$-
Other payable	20,000	-
Due to Shrink Nanotechnologies, Inc. - a related party	41,998	41,998
Total current liabilities	62,387	41,997

TOTAL LIABILITIES	62,387	41,997

COMMITMENTS

STOCKHOLDERS' DEFICIT
Common stock, 950,000,000 shares authorized, $0.001 par value issued and outstanding 425,000,000 and 425,000,000at Mach 31, 2011 and December 31, 2010 respectively	1,000	1,000
Accumulated deficit	(3,420)	(403)
TOTAL STOCKHOLDERS' DEFICIT	(2,420)	597

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$59,967	$42,595

The accompanying notes are an integral part of these unaudited financial statements

BlackBox Semiconductor, Inc.
(A Development Stage Company)
CONSOLIDATED - STATEMENTS OF OPERATIONS
(UNAUDITED)

		From Inception	From Inception
	For the three	October 28, 2010	October 28, 2010
	months ended	through	through March 31,
	March 31,	December 31,	2011
	2011	2010
Revenues:
Revenues, net	$-	$-	$-
Cost of sales	-	-	-
Gross Profit	-	-	-

Expenses
Professional fees	300	-	300
General and administrative	1,420	1	1,421
Depreciation and amortization	1,297	402	1,699
Total operating expenses	3,017	403	3,420

Loss from operations	(3,017)	(403)	(3,420)

(Loss) Before Income Taxes	(3,017)	(403)	(3,420)

Income Taxes	-	-	-

NET (LOSS)	$(3,017)	$(403)	$(3,420)

Net (loss) per common share, basic and diluted:	$(0.00)	$(0.00)	$(0.00)

Weighted average common and common equivalent shares outstanding Basic and diluted	425,000,000	425,000,000	425,000,000

The accompanying notes are an integral part of these unaudited financial statements

BlackBox Semiconductor, Inc.
(A Development Stage Company)
CONSOLIDATED - STATEMENTS OF CASH FLOWS
(UNAUDITED)

		From Inception	From Inception
	For the three	October 28, 2010	October 28, 2010
	months ended	through	through
	March 31,	December 31,	March 31,
	2011	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,017)	$(403)	$(3,420)

Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	1,297	402	1,699
Changes in assets and liabilities, net of effects from acquisitions
Accounts payable and accrued liabilities	389	-	389
Due to Shrink Nanotechnologies, Inc.	-	41,998	41,998
NET CASH USED IN OPERATING ACTIVITIES	(1,331)	41,997	40,666

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to intangible assets	$(238)	$(41,997)	$(42,235)
NET CASH FROM INVESTING ACTIVITIES	(238)	(41,997)	(42,235)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash advances from third party	$20,000	$-	$20,000
Proceeds from issuance of common stock	-	1,000	1,000
NET CASH FROM FINANCING ACTIVITIES	20,000	1,000	21,000

NET CHANGE IN CASH	18,431	1,000	19,431
CASH BALANCES
Beginning of period	1,000	-	-
End of period	$19,431	$1,000	$19,431

SUPPLEMENTAL DISCLOSURE:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these unaudited financial statements

Blackbox Semiconductor, Inc.

(A Development Stage Company)

Unaudited Notes to the Financial Statements

For the period ended March 31, 2011

NOTE 1.    ORGANIZATION

Blackbox Semiconductor, Inc. (“the Company,” “we,” or “us”) was incorporated in the state of Delaware on October 28, 2010.  We were a wholly owned subsidiary of Shrink Nanotechnologies, Inc.  On June 3, 2011, Shrink Nanotechnologies, Inc. finalized an agreement to spin off it’s ownership of the Company.

We license an exclusive, worldwide right to use and sublicense the University of Chicago’s patent-pending Materials and Methods for the Preparation of Nanocomposites and future patent applications filed by the University of Chicago based on certain other patentable technologies. Our license is restricted to fields of use other than thermoelectric applications.

The technology being licensed is based on Dmitri Talapin’s “electronic glue” chemistry. This technology, management believes, has various commercial applications where more efficient transfer of electrical charges between nanocrystals is desired, such as in printed transistors, printed solar cells and printed sensors.

NOTE 2.    GOING CONCERN CONSIDERATIONS

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  Because the Company has not yet generated revenues and has an excess of current liabilities over current assets at year end, there is substantial doubt about the Company’s ability to continue as a going concern.   The Company’s continuation as a going concern is dependent on obtaining additional outside financing.  The Company has funded losses from operations primarily from the issuance of debt.  The Company believes that the issuance of debt will continue to fund operating losses in the short-term until the Company can generate revenues sufficient to fund its operations.

NOTE 3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Basic Net Loss per Share of Common Stock

Basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented.  Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period.  At March 31, 2010 there were no common stock equivalents outstanding.

Cash

Cash includes cash in bank accounts and  short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

Intangible Assets

Intangible assets consist of intellectual property rights of an exclusive license to several patent pending inventions surrounding our core technologies.  Intangible assets are tested on an annual basis for impairment or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.  Intangible assets with estimable useful lives and those assets with defined lives due to the legal nature of the asset are amortized over their estimated useful lives, 8 years, using the straight-line method.

Intangible assets consisted of the following at March 31, 2011 and December 31, 2010:

	March 31,	December 31,
	2011	2010
Intangible Assets, net:
License	$42,235	$41,997
Less: Amortization	(1,699)	(402)
	$40,536	$41,595

To date, the Company has not utilized its current intellectual properties to manufacture products/parts for sale, testing and evaluation.  When/if we do begin to mass produce products, we will re-evaluate our amortization practice related to these intellectual properties.  During three months ended March 31, 2011 the Company recorded $1,297 in amortization expenses.   At this time, estimated future amortization expense for the year ended December 31, 2011 is $5,188 and for the following fiscal years ended on December 31 is expected to be as follows

For the year ending	Amount
2012	$5,279
2013	5,279
2014	5,279
2015	5,279
Thereafter	15,529

Income Tax

The Company determines whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than- not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability.  US GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The established fair value hierarchy prioritizes the use of inputs used in valuation methodologies into the following three levels:

•

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

•

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

Recent Accounting Pronouncements

There have been no recent accounting pronouncements that are expected to have a material impact on the Company's consolidated financial statements.

NOTE 4.  DEVELOPMENT STAGE COMPANY

The Company is a development stage company.  It is concentrating substantially all of its efforts in raising capital and developing its business operations.  The company is currently unable to estimate the length of time necessary to initiate operations that will generate revenue.

NOTE 5.  LICENSE AGREEMENT – UNIVERSITY OF CHICAGO

Effective as of November 30, 2010, we, entered into an exclusive License Agreement (the “Chicago License Agreement”) with the University of Chicago, wherein we licensed the exclusive, worldwide right to use and sublicense Chicago’s patent-pending Materials and Methods for the Preparation of Nanocomposites (US PTO Application No. PCT/US10/32246, and provisional applications 61/214,434 and 61/264,790) and future patent applications filed by the University of Chicago based on certain other patentable technologies described in the Chicago License Agreement. Our license is restricted to fields of use other than thermoelectric applications.

The technology being licensed is based on Assistant Professor of Chemistry Dmitri Talapin’s “electronic glue” chemistry. This technology, management believes, has various commercial applications where more efficient transfer of electrical charges between nanocrystals is desired, such as printed transistors, printed solar cells and printed sensors.

The license granted by the University of Chicago is for worldwide usage by the Company for a period of at least eight years.  The term may be terminated for cause or insolvency.

While the license is exclusive to the Company within fields of use other than thermoelectric applications, the University of Chicago licensed the patents to a third party for use in thermoelectric applications and reserved the rights in the underlying technology for all educational and non-commercial research purposes.  In addition, the University of Chicago may terminate the license if we do not raise at least $2,000,000 capital prior to November 30, 2012 or if we do not employ a Suitably Qualified Person (as defined in the Chicago License Agreement) in a full-time executive position prior to February 28, 2011 and maintain a Suitably Qualified Person in a full-time executive position during the term of the license.  In February of 2011, the Company hired David Duncan in order to meet its obligations to hire a Suitably Qualified Person (pursuant to the Chicago License Agreement).

The Chicago License Agreement provides for (i) an annual fee to the University of Chicago of $25,000 until the first commercial sale, and (ii) royalty payments to the University of Chicago, for products utilizing the licensed rights, during the royalty term, as more fully detailed in the agreement, of 3% of net sales of products utilizing the University of Chicago’s licensed technologies, subject to reduction (up to 50%) if the product is sold as a combination product with one or more other products that are not covered by the licensed patents. Minimum royalties for any calendar quarter beginning with the calendar quarter of the first commercial sale are $12,500.

The Chicago License Agreement allows the Company, during the term, to determine the appropriate course of action to enforce licensed patent rights, and if it does not do so, Chicago reserves the rights to do the same.  The Company is required to reimburse Chicago for certain prosecution efforts they incur and, Chicago may abandon prosecution of any patent rights in any jurisdiction provided that it provides us  the opportunity to continue prosecution of the same.  The Company’s obligation to reimburse prosecution efforts of Chicago terminates during any period that the patent rights become non-exclusive, if ever.

NOTE 6.  CASH ADVANCE - RELATED PARTY

In March 2011, the Company’s parent, Shrink Nanotechnologies, Inc. entered into a letter of intent agreement to sell its ownership interest in the Company.  As part of the transaction, the Company and its prospective buyer have begun raising capital to fund the transaction.

During the three months ended March 31, 2011 the Company received $20,000 in exchange for a future bridge promissory note and/or future share issuances of which the terms have not been finalized.

NOTE 7.  RELATED PARTY TRANSACTIONS

The Company was a wholly owned subsidiary of Shrink Nanotechnologies, Inc.  It shared office space with its parent company.  As a result, any costs related to office expenses, including rent, office equipment, salaries, etc. have been fully funded by Shrink Nanotechnologies, Inc., and no such expenses have been incurred by Blackbox Semiconductor, Inc. for the year ended December 31, 2010.

For the three months ended March 31, 2011 and for the year ended December 31, 2010 the Company received cash advances from Shrink Nanotechnologies, Inc. in the amount of $0 and $41,998, respectively, to pay for the initial acquisition costs of the University of Chicago License.   Shrink Nanotechnologies, Inc. was the Company’s sole shareholder.  As of March 31, 2011 no payments have been made to the Shrink Nanotechnologies, Inc., $41,998 was due on demand and is non-interest bearing.

NOTE 8.  EQUITY TRANSACTIONS

During October 2010, the Company issued 425,000,000 shares of common stock, representing 100% ownership, to Shrink Nanotechnologies, Inc. for $1,000.

The stockholders' equity section of the Company contains the following classes of capital stock as of December 31, 2010:

Common stock, $0.001 par value; 950,000,000 shares authorized: 425,000,000 shares issued and outstanding.

NOTE 9.   SUBSEQUENT EVENTS

The Company has performed an evaluation of events occurring subsequent to the period end through the issuance date of this report. Based on our evaluation, no other events need to be disclosed.

On June 3, 2011, Shrink Nanotechnologies, Inc. finalized an agreement to spin off it’s ownership of the Company.